Exhibit 99.1

Earnings Release

HARRINGTON WEST ANNOUNCES RECORD 2002 RESULTS AND DECLARES QUARTERLY DIVIDEND OF 4 CENTS PER SHARE

January 22, 2003

Harrington West Financial Group, Inc. (Nasdaq: HWFG), the holding company for Los Padres Bank, FSB and its division Harrington Bank, today announced that it earned record net income of $5.0 million or $1.38 per share on a fully diluted basis in 2002 compared to $3.8 million or $1.12 per share in 2001, a 32.7% increase in net income. In the December 2002 quarter, Harrington West earned $1.4 million or 34 cents per share, compared to $936 thousand or 27 cents per share in the same quarter a year ago, a 48.4% increase in net income. Return on average equity was 15.4% in 2002 and 15.0% in the December 2002 quarter compared to 13.7% and 12.8%, respectively, in the same periods in 2001. Book value per share was $9.81 at December 31, 2002 compared to $8.99 at December 31, 2001. Given the favorable earnings trend, the Board of Directors declared a quarterly dividend of 4 cents per share, payable on February 11, 2003 to holders of record on January 28, 2003.

Total assets were $824.6 million as of December 31, 2002 compared to $670.3 at December 31, 2001. The growth in assets in 2002 is primarily attributed to an increase in investment grade mortgage related securities in anticipation of deploying the $10.2 million of net capital raised in the Company’s initial public offering completed on November 6, 2002. Loan balances were largely unchanged in 2002 as the Company continued to execute its strategy to change the mix of loans to higher spread earning business, consumer and commercial real estate loans coupled with the heavy refinancing of single-family loans that Los Padres Bank now brokers to third parties for fee income. Loan growth did rebound in the December 2002 quarter, with net loans increasing $26.7 million in the period.

Financial Performance Analysis

The net income improvement in 2002 was driven by growth in both net interest income and banking fee income relative to expense growth. Net interest income after the provision for loan losses was $21.2 million in 2002 versus $15.4 million in 2001, a 38.0% increase. In the December 2002 quarter, net interest income was $5.5 million after provision for loan losses, compared to $4.1 million in the same quarter a year ago, a 36.1% increase. Net interest margin was 3.14% in 2002 versus 2.81% in 2001, and this measure was 2.99% in the December 2002 quarter, up from 2.59% in the December 2001 quarter. The increase in net interest income and margin in 2002 over 2001 is attributable to the growth in average earning assets, a continued mix change to higher spread earning loans and investments, and some benefit from the timing of the repricing of liabilities versus assets.

Harrington West also demonstrated progress in growing banking fee income in 2002, which more than doubled to $2.2 million from $1.0 million in 2001. In the December 2002 quarter,

banking fee income reached $1.0 million, compared to $369 thousand in the quarter a year ago. This performance is attributable to the following factors:

1.	Fee income growth in the Company’s wholesale mortgage banking activities, which amounted to $1.1 million in 2002 compared to $403 thousand in 2001, and $531 thousand in the December 2002 quarter compared to $185 thousand in the same quarter a year ago. Mortgage banking fees are increasing due to the expansion of this business line in California and Kansas, the strong purchase and refinancing environment, and the initiation of Los Padres Mortgage Company, LLC (LPMC) operating in the Phoenix metro market. LPMC is a joint venture between Los Padres Bank and Resources Marketing, Inc., the largest RE/MAX realty franchise in the Phoenix metro, to originate and broker single-family and commercial mortgage loans for fee income.

2.	Investment management, custody, and trust fees from Harrington Wealth Management Company (HWM) amounted to $421 thousand in 2002 and $122 thousand in the December 2002 quarter. In November 2001, Los Padres Bank purchased 100% ownership of HWM.

3.	Deposit related and loan fee income, which amounted to $851 thousand in 2002 compared to $581 thousand in 2001, and $314 thousand in the December 2002 quarter compared to $187 thousand in the quarter a year ago. The growth in this area is due to prepayment penalty and deposit service fees.

Operating expenses were $14.8 million in 2002 compared to $10.3 million in 2001, a 43.0% increase. In the December 2002 quarter, these expenses were $4.3 million compared to $2.9 million in the quarter a year ago. The Company has experienced an increase in operating expenses to support its growth. In 2002, the Company realized the full impact of its branch expansion in the market of Nipomo, California, and the start-up in mid-year 2002 of its Scottsdale community banking office and LPMC. Additional spending on infrastructure was necessary to support this growth. In the December 2002 quarter, approximately $222 thousand of the operating expenses relate to unusual items, such as the non-cash expensing of the extension of HWFG non-qualified options and legal and accounting expenses related to operating as a public company and new corporate governance matters. Also, commission expense to loan originators has increased in conjunction with the higher volumes in mortgage banking.

Core banking income, defined as net interest income after provision for loan losses plus other income minus other expenses, increased to $8.6 million in 2002 compared to $6.0 million in 2001, and increased to $2.2 million in the December 2002 quarter from $1.5 million in the same quarter a year ago. This increase in core banking income demonstrates the flow through of revenue from additional spending in operating expenses.

Community Banking Update

The Company was successful in opening both a Los Padres banking office in Scottsdale, Arizona and LPMC in November 2002. As of December 31, 2002, the Scottsdale banking office had $17.5 million in deposits and $14.1 million in loans. At the end of December 2002, LPMC was operating in 5 offices around the Phoenix metro and had approximately $9.1 million in loan originations in its first 45 days of operation. The Harrington Bank division is on track to open its second office in the Kansas City metro by the fourth quarter of 2003.

Total deposits grew to $525.3 million at December 31, 2002 from $520.9 million at December 31, 2001. Deposit growth was virtually unchanged in the year as management emphasized changing the mix of deposits to lower cost transaction, money market, passbook and business accounts. The mix of these deposits increased to 33.5% at December 31, 2002 from 19.2% at December 31, 2001. With the opening of the new banking office in Arizona, total deposits grew $14.7 million in the December 2002 quarter.

Total net loans were $448.0 million at December 31, 2002, down slightly from $449.7 million at December 31, 2001. However, the mix of business, commercial real estate, consumer and multifamily loans increased to 68.7% at December 31, 2002 from 63.9% at December 31, 2001. In 2002, Los Padres Bank originated and brokered $266.5 million of loans for both portfolio and wholesale purposes compared to $150.7 million in 2001.

Asset Quality

The credit quality of the portfolio improved in the December 2002 quarter and problem assets were minimal. At December 31, 2002, non-performing loans were $218 thousand compared to $2.2 million at September 30, 2002, and $497 thousand at December 31, 2001. At December 31, 2002, non-performing loans represented ..05% of total loans, and Los Padres Bank had an allowance for loan losses of $3.8 million. In the quarter, the Bank resolved a non-performing business credit relationship in the Kansas market of $1.4 million, including an owner occupied real estate loan and receivables and equipment loans.

Investment Performance Summary

The total investment portfolio was $326.9 million at December 31, 2002 compared to $184.2 million at December 31, 2001. The increase in investment securities has been made to deploy the capital raised in Harrington West’s recent IPO. This portfolio is comprised of investment grade mortgage and related securities managed and hedged to a short duration of less than 6 months. Investment balances can be reduced as community banking assets grow in the Company’s markets and commensurate with capital requirements. This portfolio had a total return over 1 month LIBOR in 2002 of 2.44% versus a goal of 1%.

Closing Comments

In commenting on the 2002 and December 2002 quarterly results, Chairman and CEO of Harrington West, Craig J. Cerny, stated “We are pleased with our progress in changing the mix of our deposits and loans to higher spread earning products such as commercial loans and transaction accounts. This mix change along with the exceptional performance of our investment portfolio and the growth in our banking fee income business lines have contributed to our record earnings. We are very excited and encouraged about our expansion into the Phoenix/Scottsdale market, and we look forward to further growth in this market and our California and Kansas banking franchises in the months and years to come. We believe our focus on building banking franchise value and fee income generating businesses will benefit shareholder value in the future. On behalf of our Board of Directors and employees, we thank our shareholders for their investment in Harrington West and express a warm welcome to our new shareholders.”

Harrington West Financial Group, Inc, is a $824.6 million financial institution holding company for Los Padres Bank and its division Harrington Bank. It operates 11 full service, banking operations on the central coast of California, Scottsdale Arizona, and Mission, Kansas. It also owns Harrington Wealth Management Company, a trust and investment management company with $112 million in assets under management or custody, and 51% of Los Padres Mortgage Company, LLC, a joint venture mortgage origination company, with Resources Marketing, Inc, the largest RE/MAX realty franchise in Arizona, holding the remaining 49%.

This Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company’s strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company’s beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company’s beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses and (iv) the Company’s beliefs and expectations concerning future operating results. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For information contact:	For share transfer information contact:
Craig J. Cerny 913/663-0180	Lisa Watkins 805/688-6644

Harrington West Financial Group, Inc.

	At	At
	December 31,	December 31,
	2002	2001

Selected Financial Condition Data:
Total assets	$824,643	$670,323
Loans receivable, net	448,050	449,709
Securities available for sale	324,530	181,627
Securities held to maturity	2,368	2,617
Trading account assets	1,934	2,751
Deposits	525,271	520,858
Federal Home Loan Bank advances	235,000	96,403
Note payable	11,300	18,000
Stockholders’ equity	42,472	30,144

	At or for the Three Months Ended		At or for the Year Ended

	December 31,	December 31,	December 31,	December 31,
	2002	2001	2002	2001

Selected Income Statement Data:
Interest income	$10,942	$10,658	$43,493	$41,168
Interest expense	5,342	6,591	21,921	25,817

Net interest income	5,600	4,067	21,572	15,351
Provision for loan losses	66	—	391	1

Net interest income after provision for loan losses	5,534	4,067	21,181	15,350
Other income:
Income (loss) from trading account assets	134	62	(31)	436
Gain on sale of loans:	—	—	—	69
Banking fee income (1)	977	369	2,181	996
Other expenses:
Salaries and employee benefits	2,185	1,479	7,846	5,444
Premises and equipment	619	456	2,197	1,631
Other expenses (2)	1,474	953	4,714	3,242

Income before income taxes	2,367	1,610	8,574	6,534
Income taxes	978	674	3,529	2,732

Net income	$1,389	$936	$5,045	$3,802

Common Stock Summary:
Diluted earnings per share	$0.34	$0.27	$1.38	$1.12
Dividends per share	0.03	0.03	0.12	0.11
Stockholders’ equity per share	9.81	8.99	9.81	8.99
Diluted weighted average shares outstanding	4,105,755	3,440,634	3,643,968	3,396,885

Harrington West Financial Group, Inc.

	At or for the Three Months Ended		At or for the Year Ended

	December 31,	December 31,	December 31,	December 31,
	2002	2001	2002	2001

Selected Operating Data (3):
Performance Ratios and Other Data:
Return on average assets	0.69%	0.58%	0.67%	0.66%
Return on average equity	15.04	12.76	15.36	13.65
Equity to assets	5.15	4.50	5.15	4.50
Interest rate spread (4)	2.83	2.39	2.97	2.55
Net interest margin (4)	2.99	2.59	3.14	2.81
Average interest-earning assets to average interest-
bearing liabilities	105.79	104.88	105.21	105.51
Total noninterest expenses to average total assets	2.13	1.80	1.97	1.79
Efficiency ratio (5)	65.70	65.10	63.17	63.12
Asset Quality Ratios (6):
Non-performing assets and troubled debt restructurings to
total assets	0.03	0.07	0.03	0.07
Non-performing loans and troubled debt restructurings to
total loans	0.05	0.11	0.05	0.11
Allowance for loan losses to total loans	0.83	0.83	0.83	0.83
Allowance for loan losses to total non-performing loans
and troubled debt restructurings	1,739.95	751.71	1,739.95	751.71
Net charge-offs to average loans outstanding	0.08	—	0.08	—

(1)	Consists of service charges, wholesale mortgage banking income, trust income, other commissions and fees and other miscellaneous noninterest income.

(2)	Consists of computer services, consulting fees, marketing and other miscellaneous noninterest expenses.

(3)	With the exception of return on average assets and return on average equity (which are based on month-end balances), all ratios are based on average daily balances. All ratios are annualized where appropriate.

(4)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(5)	Efficiency ratio represents noninterest expenses as a percentage of the aggregate of net interest income after provision for loan losses and noninterest income, excluding gains and losses on securities, deposits and loans.

(6)	Non-performing loans generally consist of non-accrual loans and non-performing assets generally consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.